EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Methode Electronics, Inc.:
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Methode Electronics, Inc. pertaining to the Methode Electronics, Inc. 2007 Stock Plan, of our reports dated July 10, 2007, with respect to the April 28, 2007 consolidated financial statements and schedule of Methode Electronics, Inc., Methode Electronics, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Methode Electronics, Inc., included in its Annual Report (Form 10-K), filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chicago, Illinois
October 12, 2007